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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-70455) pertaining to the 1994 Stock Option Plan, the
1997 Stock Option Plan of 7 Software, Inc., the 1998 Equity Incentive Plan, the 1998 Directors Stock Option Plan and the 1998 Employee Stock Purchase Plan of our report dated April 21, 1999 relating to the financial statements of Seeker Software, Inc. and our report dated June 30, 1999 relating to the supplemental consolidated financial statements of Concur Technologies, Inc. which appear in the Current Report on Form 8-K/A of Concur Technologies, Inc. dated June 1, 1999.


                                            /s/ ERNST & YOUNG LLP


Seattle, Washington
August 12, 1999